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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                            -----------------------

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (date of earliest event reported): December 7, 1998

                              AVANT! CORPORATION
            (Exact name of registrant as specified in its charter)


         Delaware                       0-25864                  94-3133226
         --------                       -------                  ----------
(State or other jurisdiction          (Commission             (I.R.S. Employer
    of incorporation)                 File Number)           Identification No.)



                46871 Bayside Parkway, Fremont, California 94538
          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (510) 413-8000


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ITEM 5.  OTHER EVENTS

     On December 7, 1998, the United States District Court for the Northern District of California entered an injunction against Avant! Corporation ("Avant!") in the action CADENCE DESIGN SYSTEMS, INC. V. AVANT! CORPORATION, ET AL., no. 95-20828 RMW. The injunction prohibits Avant! from directly or indirectly marketing, selling, leasing, licensing, copywriting or transferring the Aquarius, Aquarius XO, and Aquarius BV products. The injunction permits Avant! to support until February 5, 1999 customers who are currently utilizing an Aquarius product. The injunction also prohibits Avant! from marketing, selling, leasing, licensing, copying or transferring any translation code for an Aquarius product that infringes any protected right of Cadence Design Systems, Inc. ("Cadence"). With certain exceptions related to the pending litigation, beginning February 5, 1999, the injunction prohibits Avant! from possessing or using any copies of any portion of the source code or object code for the Aquarius products to the extent that such portion is copied or derived from the Design Framework II product of Cadence. The injunction further includes certain notice and reporting requirements to be fulfilled by Avant!. As a condition of the foregoing terms, the injunction requires that Cadence give security by December 22, 1998 in the amount of $10,000,000 for the payment of such costs and damages as may be suffered by Avant! if it is found to have been wrongfully enjoined. Finally, the December 7, 1998 order lifts the previously-entered stay of proceedings with respect to Cadence's claims that Avant! infringed its copyright and misappropriated its trade secrets in its Design Framework II code.

     On December 16, 1998, the Santa Clara District Attorney's office filed criminal indictment, no. 206394, against Avant!, Eric Cheng, Eric Cho, Gerald Hsu, Leigh Huang, Mitch Igusa, Y.Z. Liao, Mike Tsai and Stephen Tzyh-Lih Wuu. The indictment charges the defendants of conspiring to commit trade secret theft, trade secret theft, inducing the theft of a trade secret, conspiracy to commit fraudulent practices in connection with the offer or sale of security, and fraudulent practices in connection with the offer or sale of a security. No proceedings are scheduled prior to the arraignment, which is scheduled for January 11, 1999.


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                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Avant! Corporation


Date: December 22, 1998                /s/ David Stanley
                                       ----------------------------------------
                                       David Stanley
                                       General Counsel